SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into on July 27, 2018, by and between Phillip David Huber, a North Carolina resident, and C.E. Hutchison & Company (/d/b/a The Hutchison Company), a North Carolina corporation, collectively (“Huber”) and Global Bridge Capital, Inc., a Delaware corporation, (“Global Bridge”). (Huber and Global Bridge are collectively referred to as the “Parties”). This Agreement is effective upon full execution.

RECITALS

WHEREAS, on or about August 22, 2017, the Parties executed a Stock Purchase Agreement, which was amended on June 4, 2018 (the “Transaction”);

        WHEREAS, concurrent with the execution of this Agreement, the Parties mutually agree not to go forward with the Transaction;

        WHEREAS, neither Party contends the other has any liability with regard to the Transaction or how it has proceeded to date; and

WHEREAS, the making of this Agreement shall not be deemed an admission of any liability or wrongdoing whatsoever on the part of either Party.

NOW, THEREFORE, for and in consideration of the foregoing Recitals and the mutual promises, representations, warranties, covenants, and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.      Payment. Global Bridge shall pay to Huber fifteen thousand five hundred and ninety dollars ($15,590.00) within ten (10) days of receipt by Global Bridge of this Agreement signed by Huber. Such payment shall be made by wire transfer of immediately available funds to the bank account of Huber as specific on Exhibit A. The payment shall be deemed to include and settle all Claims in connection with the Transaction. The Parties acknowledge that five hundred and ninety dollars ($590) of the Payment is being provided as payment to Huber to cover Securities Compliance Management’s August fees.

2.      FINRA Application. The Parties agree that once both Parties have signed the Agreement, they will direct Securities Compliance Management to withdraw the pending Continuing Membership Application filed with FINRA with regard to the Transaction.

3.      Masters Agreement. The Parties acknowledge that the Registered Representative Agreement entered between Huber and Kevin Masters automatically terminates upon termination of the Transaction. Huber agrees to provide Masters prompt notice of the termination of the Transaction and consequent termination of the Registered Representative Agreement.

4.      Release. The Parties, on behalf of themselves and their respective parents, subsidiaries, franchisors, franchisees, and affiliated companies, and each of their former and present agents, directors, officers, employees, attorneys, and insurers, as well as their heirs and assigns hereby release and forever discharge as applicable the other Party and their respective parents, subsidiaries, franchisors, franchisees, and affiliated companies, and each of their former and present agents, directors, officers, employees, attorneys, and insurers, as well as their heirs and assigns (collectively “the Released Parties”), from any and all claims of any nature whatsoever, whether known or unknown, which include but are not limited to, any and all claims between the Parties in regards to the Transaction that either Party has and may hereafter have against the Released Parties because of any alleged acts or omissions whatsoever from the beginning of time to the date of the execution of this Agreement regarding the Transaction (the “Claims”).

5.      Confidentiality. The Confidentiality Agreement set forth in the Transaction documents shall continue to apply according to its terms and shall include this Agreement as among the documents and information the Parties agree to keep confidential as set forth in Section 6.8 of the Stock Purchase Agreement.

6.      Representations. The Parties represent and warrant that there has been no assignment or transfer of any interest in the Claims that they may have against the Released Parties, and the Parties agree to indemnify and hold the other Party harmless from any liability, demands, damages, costs, expenses, and attorney’s fees incurred by the Released Parties as a result of any asserted interest in the Claims that either Party may now have or have had at any time against the Released Parties if such interest is acquired by assignment, transfer, or otherwise.

7.      No Claim Asserted. The Parties represent and warrant that they have not filed or instituted any claim before any court, administrative agency, arbitrator, or other tribunal against the Released Parties. The Parties further covenant that they shall not institute or maintain any other claim against the Released Parties arising from any facts occurring prior to the execution of this Agreement.

8.      Governing Law. The Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina, without regard to conflicts of laws principles that would require the application of any other law.

9.      Severability. The Parties agree that if any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction or an arbitrator to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

10.  Entire Agreement. The Parties agree that this Agreement contains the entire Agreement of the Parties hereto, and supersedes all other Agreements and understandings, whether written or oral, covering the subject matter hereof, except to the extent provisions in the Transaction documents survive termination of the Transaction. The Parties warrant that there are no representations, agreements, arrangements, or understandings, oral or written, between them relating to the subject matter contained in this Agreement which are not fully expressed herein.

11.  Amendments/Modifications. The Parties agree that any amendments or modifications to this Agreement shall be deemed null and void unless such amendments and modifications are in writing and signed by the Parties.

12.  Counsel. The Parties have been provided the opportunity to consult with counsel regarding the terms of this Agreement and the enforceability of it. Each party signing below fully understands the Agreement and agrees to be bound by it.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

 Global Bridge Capital, a Delaware corporation

/s/Goh Hock Seng ________

Name:_ Goh Hock Seng___________________

Title:_President__________________________

/s/Phillip D. Huber ________

By: Phillip David Huber

C.E. Hutchison & Company, a North Carolina corporation

By: /s/Phillip D. Huber ________

Phillip David Huber, President

Exhibit A Included Private Banking Information and Has Not Been Included Here.